Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

5 Year Market-Linked Securities Linked to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	S&P 500® Index (ticker: "SPX")
Pricing date:	August 4, 2022
Valuation date:	August 4, 2027
Maturity date:	August 9, 2027
Maximum loss at maturity:	10%
CUSIP / ISIN:	17330PXW4 / US17330PXW49
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	The final underlying value minus the initial underlying value, divided by the initial underlying value
Upside participation rate:	100%
Return Amount:	$1,000 × the underlying return × the upside participation rate
Payment at Maturity:	• If the final underlying value is **greater than** the initial underlying value: $1,000 + the return amount • If the final underlying value is **less than or equal** to the initial underlying value: $1,000 + ($1,000 × the underlying return), subject to the maximum loss at maturity • If the underlying depreciates from the initial underlying value to the final underlying value, you will be exposed to that depreciation up to the maximum loss at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	[Preliminary Pricing Supplement dated August 1, 2022]

Hypothetical Payment at Maturity


$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00
Stated Principal Amount
A
B
C
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return
The Securities
The Underlying

	Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment
C	70.00%	70.00%	$1,700.00
	25.00%	25.00%	$1,250.00
	5.00%	5.00%	$1,050.00
B	0.00%	0.00%	$1,000.00
	-5.00%	-5.00%	$950.00
	-10.00%	-10.00%	$900.00
A	-15.00%	-5.00%	$900.00
	-25.00%	-5.00%	$900.00
	-50.00%	-5.00%	$900.00
	-100.00%	-5.00%	$900.00

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the securities only if the underlying appreciates from the initial underlying value to the final underlying value. If the final underlying value is less than the initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value is less than the initial underlying value, subject to the maximum loss at maturity. • The securities do not pay interest. • Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.